Exhibit 10.2

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), dated as of November 5, 2020 (the “Effective Date”), is between IAC/InterActiveCorp (“IAC”) and Joseph Levin (“Executive”).

Reference also is made to the Employment Agreement (“Employment Agreement”), by and between Executive and IAC, of even date herewith. Capitalized terms used in this Agreement, to the extent not defined, shall have the meanings set forth in the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan (the “Plan”).

1.           Definitions

(a)              “Cause” shall have the meaning ascribed to such term in the Employment Agreement.

(b)              “CAGR” shall have the meaning set forth on Exhibit A to this Agreement.

(c)               “Change in Control” shall have the meaning set forth in the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan (“2018 Plan”); provided, however, that the occurrence of the following shall also constitute a Change in Control for purposes of this Agreement (with capitalized terms in the excerpt below having the meanings set forth in the 2018 Plan):

The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than a Permitted Holder, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing both (a) more than 35% of the voting power of the then Outstanding Company Voting Securities and (b) more than the aggregate voting power of the then Outstanding Company Voting Securities represented by the equity securities held by the Permitted Holders; provided, however, that for purposes of this item, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by IAC, (B) any acquisition directly from IAC, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by IAC or any corporation controlled by IAC, or (D) any acquisition by Executive or his Affiliates.

(d)              “Disability” shall have the meaning ascribed to such term in the Employment Agreement.

(e)              “Early Settlement Election” means Executive’s election to settle the Award, effective on the sixth, seventh, eighth or ninth anniversary of the Effective Date, as applicable, by providing written notice to IAC no earlier than one year prior to the early settlement date and no later than one hundred eighty days prior to the early settlement date.

(f)                “Extension Election” means an extension of the performance period for the Award from ten years to twelve years, if Executive requests such extension by providing written notice to IAC during the period beginning on the fourth anniversary of the Effective Date and ending on the sixth anniversary of the Effective Date, in accordance with Section 4A of the Employment Agreement, provided that the Board of Directors of IAC, following discussion with Executive, agrees that such extension is reasonable in light of the relevant circumstances at the time.

(g)              “Good Reason” shall have the meaning ascribed to such term in the Employment Agreement.

(h)              “IAC Class B Common Stock” means Class B common stock of IAC, $0.001 par value per share.

(i)                “IAC Common Stock” means common stock of IAC, $0.001 par value per share.

(j)                “IAC FMV” means the average of the closing prices of a share of IAC Common Stock on the NASDAQ Stock Market (or other applicable exchange) on the five trading days preceding the date of measurement.

(k)              “Pro-Ration Factor” means a fraction (not to exceed 1), (i) the numerator of which equals the number of full and partial months from the Effective Date through the employment termination date, and (ii) the denominator of which equals 120.

(l)                “Qualifying Termination” means a termination of Executive’s employment by IAC without Cause (other than as a result of death or Disability) or by Executive for Good Reason.

(m)           “Voting Agreement” means the Voting Agreement, of even date herewith, by and among Barry Diller, the Diller Parties (as defined therein) and Executive.

2.            Restricted Stock Award.

(a)              Award Grant. IAC hereby grants to Executive on the Effective Date an award of 3,000,000 shares of Restricted Stock (the “Award”) under the Plan. The shares of Restricted Stock granted pursuant to the Award shall be issued in the form of a book entry of shares in Executive’s name as soon as reasonably practicable after the Grant Date. The book entry relating to the Award shall include a notation reflecting the restrictions on transfer applicable to the shares of Restricted Stock covered by the Award.

(b)              Restrictions on Transfer. Until such time (and to such extent) as the Award vests, and, in the case of vesting of the Award in connection with an Early Settlement Election, until the tenth anniversary of the Effective Date, neither the Award, nor the shares of IAC Common Stock covered by the Award, shall be transferable by Executive by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise; provided, however, that Executive may transfer shares of Restricted Stock to Executive’s spouse or children (collectively, “Family Members”), trusts for the benefit of such Family Members, family limited partnerships or family limited liability companies the partners or members of which are any of the foregoing, and, upon the death of Executive, Executive’s executor, administrator and heirs (each, a “Permitted Transfer”), in each case subject to the vesting of such shares and the forfeiture of such shares if they do not vest in accordance with the terms of this Agreement; provided further, that in each case no Permitted Transfer shall be effective unless and until the transferee of the shares of Restricted Stock executes and delivers to IAC an appropriate document, satisfactory to IAC, in which such Permitted Transferee agrees that it shall be bound in the same manner as Executive by, and that its beneficial ownership of any shares of Restricted Stock covered by the Award shall be subject to, all the terms and conditions provided in this Agreement, including the vesting and forfeiture provisions. Notwithstanding the foregoing, any rights or obligations under this Agreement that arise in connection with a termination of employment shall be based on Executive’s termination of employment with IAC.

3.           Vesting of Award

(a)              Regular Vesting. Subject to the terms and conditions of this Agreement, the provisions of the Plan and Executive’s continuous employment through the ten year anniversary of the Effective Date, the Award will vest based on the IAC FMV as of the tenth anniversary of the Effective Date with respect to the number of shares of IAC Common Stock determined in accordance with the “Regular Vesting Matrix” below and Executive shall forfeit any portion of the Award that does not so vest:

Regular Vesting Matrix

IAC FMV	Number of Shares
less than $157.99	0
$157.99	500,000
$201.04	2,000,000
$254.37	2,750,000
$320.12 or greater	3,000,000

The “Number of Shares” earned for an IAC FMV between $157.99 and $201.04, between $201.04 and $254.37 or between $254.37 and $320.12 shall be determined by straight line interpolation.

(b)              Early Settlement Election. If Executive makes a valid Early Settlement Election, then, subject to the terms and conditions of this Agreement, the provisions of the Plan and Executive’s continuous employment through the applicable Effective Date anniversary designated in the Early Settlement Election notice, the Award will vest with respect to the number of shares of IAC Common Stock determined in accordance with the “Early Settlement Vesting Matrix” below based on the IAC FMV on the applicable Effective Date anniversary and Executive shall forfeit any portion of the Award that does not so vest; provided, however, that Executive agrees that he shall not transfer or dispose of any such vested shares of IAC Common Stock prior to the tenth anniversary of the Effective Date and that IAC and Executive will make arrangements that are reasonably satisfactory to IAC to ensure Executive’s compliance with this transfer restriction.

Early Settlement Vesting Matrix

Early Vesting Date	IAC FMV	Number of Shares
6th Anniversary
(6 yrs = 60%)	$143.13	300,000
	$165.39	1,200,000
	$190.47	1,650,000
	$218.65	1,800,000
7th Anniversary
(7 yrs = 70%)	$146.71	350,000
	$173.66	1,400,000
	$204.76	1,925,000
	$240.51	2,100,000
8th Anniversary
(8 yrs = 80%)	$150.38	400,000
	$182.35	1,600,000
	$220.12	2,200,000
	$264.56	2,400,000
9th Anniversary
(9 yrs = 90%)	$154.13	450,000
	$191.46	1,800,000
	$236.63	2,475,000
	$291.02	2,700,000

The “Number of Shares” earned on any Early Vesting Date for achievement between two IAC FMVs shall be determined by straight line interpolation.

(c)               Qualifying Termination. Upon a Qualifying Termination, the Award will vest with respect to the number of shares of IAC Common Stock determined in accordance with the “Qualifying Termination Vesting Matrix” below and Executive shall forfeit any portion of the Award that does not so vest.

Qualifying Termination Vesting Matrix
Employment Termination Date	Number of Shares
On or prior to 4th Anniversary of the Effective Date	1,500,000
After 4th Anniversary of the Effective Date	Pro rata, based on the product obtained by multiplying (1) 3,000,000 by (2) a fraction, (a) the numerator of which equals the sum (not to exceed 120) of (i) the number of full and partial months from the Effective Date through the employment termination date and (ii) twenty-four, and (b) the denominator of which equals 120.

(d)              Death or Disability. If Executive’s employment with IAC terminates due to Executive’s death or Disability, then, Executive or Executive’s estate shall remain eligible to earn a number of shares of IAC Common Stock equal to the product obtained by multiplying (i) the “Number of Shares” determined by the “Death or Disability Matrix” set forth below by (ii) the Pro-Ration Factor.

Death or Disability Vesting Matrix

Performance	Number of Shares
Less than Tier 1	0
Tier 1	500,000
Tier 2	2,000,000
Tier 3	2,750,000
Tier 4	3,000,000

The “Number of Shares” earned for achievement between Tier 1 and Tier 2, between Tier 2 and Tier 3 or between Tier 3 and Tier 4 shall be determined by straight line interpolation.

(e)              Termination for Cause. If Executive’s employment with IAC is terminated for Cause or if Executive resigns in anticipation of being terminated for Cause, then Executive immediately shall forfeit any then unvested portion of the Award. This remedy shall be without prejudice to, or waiver of, any other remedies IAC and/or its Subsidiaries and/or its Affiliates may have in such event.

(f)                Other Terminations of Employment. Upon any termination of Executive’s employment with IAC for any reason, prior to the vesting of the Award, other than a termination of Executive’s employment covered by Section 3(c) or Section 3(d), any unvested portion of the Award shall be forfeited and canceled in its entirety effective immediately upon such event.

(g)              Change in Control. The Award shall vest in full upon the consummation of a Change in Control.

(h)              Additional Vesting Conditions. The vesting of the Award pursuant to Section 3(c) and Section 3(d) shall be subject to the satisfaction of the Release Conditions (as defined in the Employment Agreement).

(i)                Vesting Limits/Award Sharing. Notwithstanding anything to the contrary contained in this Agreement, upon a vesting event under this Section 3, Executive will forfeit the Shared Award Shares (as defined in Exhibit B hereto) as determined in accordance with Exhibit B hereto and the value of any such Shared Award Shares shall be allocated by the Compensation Committee among employees of IAC and its subsidiaries with a presumptive emphasis on employees whose annual compensation falls in the bottom quartile of annual compensation of all employees of IAC and its subsidiaries as determined in the reasonable discretion of the Compensation Committee after taking into account the recommendation of Executive if Executive is an employee of IAC as of the date of such determination by the Compensation Committee.

4.           Adjustments

The Award, including the applicable performance goals, shall be subject to adjustment pursuant to Section 3(d) of the Plan, as determined by the Compensation Committee or the Board (with Executive recusing himself from any such Board determination) in a reasonable, good faith manner designed to be consistent with the underlying principles and overall intent and thrust of the arrangements entered into on the date of this Agreement, including (a) this Agreement, (b) the Voting Agreement and (c) the Employment Agreement. Notwithstanding the immediately preceding sentence, in the event that IAC effectuates a spinoff or other distribution or pro rata transaction to the stockholders of IAC (including a rights offering or similar transaction) relating to the equity interests of Vimeo, Inc. (or a holding company for IAC’s and its subsidiaries’ equity interests in Vimeo, Inc.) owned by IAC and its subsidiaries (“Vimeo Spinoff”), unless Executive and IAC otherwise agree, the Award and the applicable performance goals shall be adjusted as set forth in Exhibit C to this Agreement.

5.           Release of Shares

Subject to Executive’s satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” and the requirements of Section 3(b) of this Agreement, evidence of the removal of the restrictions on shares of Restricted Stock that have vested under this Agreement shall be provided to Executive as soon as practicable following the date on which the restrictions on such shares of Restricted Stock have lapsed. Notwithstanding the foregoing, IAC shall be entitled to maintain the restrictions on transfer applicable to the shares of Restricted Stock that have vested under this Agreement until IAC or the agent selected by IAC to administer the Plan (the “Agent”) has received from Executive: (i) a duly executed Form W-9 or W-8, as applicable or (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such Award.

6.           Taxes and Withholding

No later than the date as of which an amount in respect of any portion of the Award first becomes includible in Executive’s gross income for federal, state, local or foreign income or employment or other tax purposes, IAC or its Subsidiaries and/or Affiliates shall deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to Executive by reducing the number of shares of IAC Common Stock issued upon settlement of the Award that gives rise to the withholding requirement. In the event shares of IAC Common Stock are deducted to cover tax withholdings, the number of shares of IAC Common Stock withheld shall generally have a value based on the IAC FMV equal to the aggregate amount of IAC’s withholding obligation on the same date. If the event that any such deduction and/or withholding is prohibited by law, Executive shall, prior to or contemporaneously with the vesting of the Award, pay to IAC, or make arrangements satisfactory to IAC regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

7.            [RESERVED]

8.            Rights as a Stockholder

Except as otherwise specifically provided in the Plan or this Agreement, Executive shall have, with respect to the shares of Restricted Stock covered by the Award, all of the rights of a stockholder of IAC holding shares of IAC Common Stock, including, if applicable, the right to vote the shares of Restricted Stock; provided, however, that (a) cash dividends on shares of restricted IAC Common Stock covered by the Award shall be paid solely with respect to the number of shares of restricted IAC Common Stock determined in accordance with the “Ordinary Cash Dividend Determination Matrix” set forth below, and (b) subject to any adjustment pursuant to Section 3(d) of the Plan, dividends payable in shares of IAC Common Stock shall be paid in the form of shares of Restricted Stock, held subject to the vesting of the shares of Restricted Stock covered by the Award.

Ordinary Cash Dividend Determination Matrix

Performance	Number of Shares
Below Tier 1	0
Tier 1	500,000
Tier 2	2,000,000
Tier 3	2,750,000
Tier 4	3,000,000

The “Number of Shares” with respect to which ordinary cash dividends shall be paid with respect to any given dividend record date for achievement between Tier 1 and Tier 2, between Tier 2 and Tier 3 or between Tier 3 and Tier 4 shall be determined by straight line interpolation.

9.            Conflicts and Interpretation

In the event of any conflict between this Agreement and the Plan, the Plan shall control; provided that (a) an action or provision that is permissive under the terms of the Plan, and required under this Agreement, shall not be deemed a conflict and this Agreement shall control and (b) in all other cases the Plan shall be interpreted in a manner that gives maximum effect to the terms of this Agreement. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Compensation Committee has the power, among others, to: (x) interpret the Plan, (y) prescribe, amend and rescind rules and regulations relating to the Plan and (z) make all other determinations deemed necessary or advisable for the administration of the Plan; provided that, in the event of a dispute between IAC and Executive, Section 12 of this Agreement will apply and the court need not give deference to any Compensation Committee interpretation.

10.              Amendment

This Agreement and the Award shall not be modified in any respect except by a writing executed by each party hereto.

11.              Data Protection

The acceptance of the Award constitutes Executive’s authorization of the release from time to time to IAC or any of its Subsidiaries or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the Award and/or the Plan (the “Relevant Information”). Without limiting the above, this authorization permits Executive’s employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Award and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of the Award also constitutes Executive’s authorization of the transfer of the Relevant Information to any jurisdiction in which IAC, Executive’s employing company or the Agent considers appropriate. Executive shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

12.              Governing Law; Jurisdiction

This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Delaware without reference to its principles of conflicts of laws. Any dispute under this Agreement will be heard and determined before the Delaware Chancery Court located in Wilmington, Delaware, or, if not maintainable therein, then in an appropriate federal court located in Wilmington, Delaware, and each party hereto submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes. Each party hereto (a) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth in the Employment Agreement, (b) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (c) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (d) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on November 5, 2020.

IAC/InterActiveCorp
/s/ Gregg Winiarski
By: Gregg Winiarski
Title: Executive Vice President, General Counsel and Secretary
/s/JOSEPH LEVIN
JOSEPH LEVIN

Exhibit A

“CAGR” shall mean, with respect to a specified period of years (including partial years), the compounded annual growth rate, expressed as a percentage, rounded to four decimal places, in the value of IAC Common Stock during such period calculated as:

(A/B)1/C minus 1

where:

“A” equals the IAC FMV on the date of measurement;

“B” equals $123.42; and

“C” equals the number of years, including any fraction of a year, from the Effective Date through the date of measurement.

Illustrative Example of CAGR Calculation

(A/B)1/C minus 1

“A” equals $350, the IAC FMV on the sixth anniversary of the Effective Date;

“B” equals $123.42, the IAC FMV on the Effective Date; and

“C” equals 6.

($350/$123.42)1/6 minus 1 = 18.9726% CAGR

For purposes of the “Death or Disability Vesting Matrix” and the “Ordinary Cash Dividend Determination Matrix”:

“Tier 1” means achievement of the CAGR implied by the second row of the “Regular Vesting Matrix” ($157.99) for the period from the Effective Date through the date of Executive’s termination of employment due to death or Disability, in the case of the Death or Disability Vesting Matrix, or through the applicable dividend record date in the case of the Ordinary Cash Dividend Determination Matrix.

“Tier 2” means achievement of the CAGR implied by the third row of the “Regular Vesting Matrix” ($201.04) for the period from the Effective Date through the date of Executive’s termination of employment due to death or Disability, in the case of the Death or Disability Vesting Matrix, or through the applicable dividend record date in the case of the Ordinary Cash Dividend Determination Matrix.

“Tier 3” means achievement of the CAGR implied by the fourth row of the “Regular Vesting Matrix” ($254.37) for the period from the Effective Date through the date of Executive’s termination of employment due to death or Disability, in the case of the Death or Disability Vesting Matrix, or through the applicable dividend record date in the case of the Ordinary Cash Dividend Determination Matrix.

“Tier 4” means achievement of the CAGR implied by the fifth row of the “Regular Vesting Matrix” ($320.12 or greater) for the period from the Effective Date through the date of Executive’s termination of employment due to death or Disability, in the case of the Death or Disability Vesting Matrix, or through the applicable dividend record date in the case of the Ordinary Cash Dividend Determination Matrix.

Exhibit B

Shared Value

1.	Operative Provisions

a.	If the CAGR for the period from the Effective Date through the date the Award vests is between 2.5% and 5.0%, then the “Shared Value” shall equal the product obtained by multiplying (i) the total number of shares of IAC Common Stock covered by the Award that would vest (without regard to this sharing mechanic) by (ii) the Final IAC FMV by (iii) 5%.

b.	If the CAGR for the period from the Effective Date through the date the Award vests is between 5.01% and 7.5%, then the “Shared Value” shall equal the sum of the following items:

10% of (A minus B)

5% of B

where:

“A” equals the product obtained by multiplying (i) the total number of shares of IAC Common Stock covered by the Award that would vest (without regard to this sharing mechanic) by (ii) the Final IAC FMV

“B” equals the Band 1 MEVBS

c.	If the CAGR for the period from the Effective Date through the date the Award vests is between 7.51% and 15.0%, then the “Shared Value” shall equal the sum of the following items:

20% of (A minus B)

10% of (B minus C)

5% of C

where:

“A” equals the product obtained by multiplying (i) the total number of shares of IAC Common Stock covered by the Award that would vest (without regard to this sharing mechanic) by (ii) the Final IAC FMV

“B” equals the Band 2 MEVBS

“C” equals the Band 1 MEVBS

d.	If the CAGR for the period from the Effective Date through the date the Award vests is between 15.01% and 20%, then the “Shared Value” shall equal the sum of the following items:

50% of (A minus B)

20% of (B minus C)

10% of (C minus D)

5% of D

B-1

where:

“A” equals the product obtained by multiplying (i) the total number of shares of IAC Common Stock covered by the Award that would vest (without regard to this sharing mechanic) by (ii) the Final IAC FMV

“B” equals the Band 3 MEVBS

“C” equals the Band 2 MEVBS

“D” equals the Band 1 MEVBS

e.	If the CAGR for the period from the Effective Date through the date the Award vests exceeds 20.00%, then the “Shared Value” shall equal the sum of the following items:

80% of (A minus B)

50% of (B minus C)

20% of (C minus D)

10% of (D minus E)

5% of E

where:

“A” equals the product obtained by multiplying (i) the total number of shares of IAC Common Stock covered by the Award that would vest (without regard to this sharing mechanic) by (ii) the Final IAC FMV

“B” equals the Band 4 MEVBS

“C” equals the Band 3 MEVBS

“D” equals the Band 2 MEVBS

“E” equals the Band 1 MEVBS

2.	Definitions:

a.	“Band 1 MEVBS” shall equal “A” times “B,” where “A” is the per share price of IAC Common Stock assuming a 5.0% CAGR from the Effective Date through the date that the Award vests (the “Applicable CAGR”) and “B” is the maximum number of Shares of IAC Common Stock covered by the Award that vests based on the Applicable CAGR.

b.	“Band 2 MEVBS” shall equal “A” times “B,” where “A” is the per share price of IAC Common Stock assuming a 7.5% CAGR from the Effective Date through the date that the Award vests (the “Applicable CAGR”) and “B” is the maximum number of Shares of IAC Common Stock covered by the Award that vests based on the Applicable CAGR.

c.	“Band 3 MEVBS” shall equal “A” times “B,” where “A” is the per share price of IAC Common Stock assuming a 15% CAGR from the Effective Date through the date that the Award vests (the “Applicable CAGR”) and “B” is the maximum number of Shares of IAC Common Stock covered by the Award that vests based on the Applicable CAGR.

d.	“Band 4 MEVBS” shall equal “A” times “B,” where “A” is the per share price of IAC Common Stock assuming a 20.0% CAGR from the Effective Date through the date that the Award vests (the “Applicable CAGR”) and “B” is the maximum number of Shares of IAC Common Stock covered by the Award that vests based on the Applicable CAGR.

e.	“Final IAC FMV” means the average of the closing prices of IAC Common Stock on the five trading days preceding the date on which the Award vests.

f.	“MEVBS” means the Maximum Earned Value Before Sharing.

g.	“Shared Award Shares” shall equal the quotient, rounded down to the nearest whole share, obtained by dividing “Shared Value” by the Final IAC FMV.

B-2

Exhibit C

Vimeo Spinoff

In the event of a Vimeo Spinoff:

1.	Executive shall receive in respect of each share of IAC Common Stock then covered by the Award, the same number and kind of shares that every other holder of IAC Common Stock receives in the Vimeo Spinoff, except that the shares received by Executive shall be restricted shares that are subject to the restrictions on transfer and the vesting requirements described in this Exhibit C.

2.	This IAC Restricted Stock Agreement shall be amended and restated, effective upon completion of the Vimeo Spinoff, to reflect the terms described below.

a.	The shares of IAC Common Stock covered by the Award shall remain outstanding, without adjustment, other than any changes made to all shares of IAC Common Stock in order to effectuate the Vimeo Spinoff.

b.	The definition of CAGR shall be revised to replace the reference to “$123.42” with a value (“Adjusted Starting Value”) equal to the product obtained by multiplying (i) $123.42 by a fraction, the numerator of which is the average closing price of IAC Common Stock on the five trading days following the consummation of the Vimeo Spinoff (“IAC 5-day Average”) and the denominator of which is the sum of the IAC 5-day Average and the average closing price of the publicly traded common stock of Vimeo (“Vimeo Common Stock”) on the five trading days following the consummation of the Vimeo Spinoff (“Vimeo 5-day Average”).

c.	The stock prices set forth in the Regular Vesting Matrix and the Early Settlement Vesting Matrix shall be adjusted to reflect the Adjusted Starting Value.

3.	Vimeo and Executive shall enter into a restricted stock agreement (“Vimeo Restricted Stock Agreement”) covering the shares of restricted Vimeo Common Stock received by Executive pursuant to Section 1 of this Exhibit C (the “Vimeo Award”), effective upon completion of the Vimeo Spinoff, to reflect the terms described below:

a.	Except as otherwise noted in this Section 3, the Vimeo Restricted Stock Agreement will have the same terms and conditions as the IAC Restricted Stock Agreement, except that, unless otherwise noted, references to IAC shall be replaced with references to Vimeo.

b.	For purposes of the Vimeo Restricted Stock Agreement, references to specified numbers of shares of IAC Common Stock shall be replaced with references to a number of shares of Vimeo Common Stock based on the number of shares of Vimeo Common Stock received in respect of one share of IAC Common Stock in the Vimeo Spinoff.

c.	For purposes of the Vimeo Restricted Stock Agreement, requirements regarding continuous service shall be measured based on Executive’s continuous service on the Board of Directors of Vimeo, it being understood that Executive’s failure to be elected to the Board of Directors at a time when Executive has agreed to serve as director will constitute a termination without Cause under the Vimeo Restricted Stock Agreement .

d.	For purposes of the Vimeo Restricted Stock Agreement, the reference to “$123.42” contained in the definition of “CAGR” shall be replaced with a value (the “Vimeo Starting Value”) equal to the product obtained by multiplying (i) $123.42 by (ii) a fraction, (A) the numerator of which is the Vimeo 5-day Average, and (B) the denominator of which is the sum of the IAC 5-day Average and Vimeo 5-day Average.

e.	For purposes of the Vimeo Restricted Stock Agreement, the stock prices set forth in the Regular Vesting Matrix and the Early Settlement Vesting Matrix shall each be adjusted to reflect the Vimeo Starting Value.

f.	The definition of “Change in Control” for purposes of the Vimeo Restricted Stock Agreement will mirror the definition that applies to the IAC Restricted Stock Agreement, except that the relevant entity for purposes of the definition will be Vimeo, rather than IAC.

g.	Upon a Change in Control, a designated percentage of the Vimeo Award will vest as set forth below based on the timing of the Change in Control relative to the Effective Date:

Change in Control Date	% of Vimeo Award
Prior to 3rd Anniversary	30%
Between 3rd and 4th Anniversary	40%
Between 4th and 5th Anniversary	50%
Between 5th and 6th Anniversary	60%
Between 6th and 7th Anniversary	70%
Between 7th and 8th Anniversary	80%
Between 8th and 9th Anniversary	90%
Between 9th and 10th Anniversary	100%

4.	Executive may bifurcate the Early Settlement Election under the IAC Restricted Stock Agreement and the Vimeo Restricted Stock Agreement, i.e., Executive may choose to exercise the Early Settlement Election at one company but not the other or at one time with respect to one company and at a different time with respect to the other company.

5.	No “Extension Election” for the Vimeo Award.

6.	Mr. Levin will “share” 10% of the value of the Vimeo shares he earns with Vimeo employees (allocation to be determined by the Vimeo Compensation Committee in consultation with Mr. Levin among employees of Vimeo and its subsidiaries with a presumptive emphasis on employees whose annual compensation falls in the bottom quartile of annual compensation of all employees of Vimeo and its subsidiaries as determined in the reasonable discretion of the Vimeo Compensation Committee). The sharing concept will operate in a manner consistent with Section 3(i) of the Agreement in the sense that it will operate as a forfeiture of shares representing the shared portion of the award.

C-2